Exhibit (a)(5)(B)

Media: Melissa Zona +1.314.674.5555

Investors: Susannah Livingston +1.314.674.8914

Solutia Commences Tender Offer to Acquire Southwall Technologies Inc.

Previously-Announced Offer Price of $13.60 Per Share in Cash

ST. LOUIS, October 25, 2011 — Solutia Inc. (NYSE: SOA), a market-leading performance materials and specialty chemicals company, is commencing today, through its wholly-owned subsidiary Backbone Acquisition Sub, Inc., a cash tender offer to purchase all outstanding shares of common stock of Southwall Technologies Inc. (NASDAQ: SWTX). Solutia announced on Friday, October 7, 2011 that it had entered into a merger agreement to acquire Southwall, pursuant to which the tender offer is being made.

Upon the successful closing of the tender offer, stockholders of Southwall will receive $13.60 in cash for each share of Southwall common stock validly tendered and not properly withdrawn in the offer, without interest and less any applicable withholding taxes. Following the successful completion of the tender offer and the receipt of stockholder approval, if necessary, Southwall will merge with a subsidiary of Solutia and become a wholly-owned subsidiary of Solutia, with all shares of Southwall common stock then outstanding being converted into the right to receive the offer price in cash.

Solutia is filing today with the U.S. Securities and Exchange Commission (SEC) a tender offer statement on Schedule TO which provides the terms of the tender offer. Southwall will also be filing with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of the Southwall board of directors that Southwall stockholders tender their shares into the tender offer. Southwall’s board of directors has unanimously determined that the merger agreement and its related transactions (including the tender offer and the merger) are advisable and fair to Southwall and its stockholders.

The closing of the tender offer is subject to the satisfaction or waiver of conditions, including, among others, the tender of a majority of the outstanding shares of Southwall and the receipt of regulatory approvals.

The tender offer will expire at 12:00 midnight (New York City time) on the night of Tuesday, November 22, 2011, unless extended or earlier terminated.

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Notes to Editor: SOLUTIA and the Radiance Logo™ and all other trademarks listed below are trademarks of Solutia Inc. and/or its affiliates.

About Solutia Inc.

Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® polyvinyl butyral interlayers for glass lamination and for photovoltaic module encapsulation and VISTASOLAR® ethylene vinyl acetate films for photovoltaic module encapsulation; LLumar®, Vista™, EnerLogic™, FormulaOne®, Gila®, V-KOOL®, Hüper Optik®, IQue™, Sun-X® and Nanolux™ aftermarket performance films for automotive and architectural applications; Flexvue™ advanced film component solutions for solar and electronic technologies; and technical specialties products including Crystex® insoluble sulfur, Santoflex® PPD antidegradants, Therminol® heat transfer fluids and Skydrol® aviation hydraulic fluids. Solutia’s businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,300 employees in more than 50 worldwide locations. More information is available at www.solutia.com.

Forward Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements regarding the proposed business combination and similar transactions; prospective performance and opportunities of the companies and the outlook for the companies’ businesses; the development and delivery of new products; the anticipated timing and success in obtaining filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and any assumptions underlying any of the foregoing. These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q. These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com. Additional risks and uncertainties relating to the proposed business combination include, without limitation, uncertainties as to the timing of the tender offer and merger;

uncertainties as to how many Southwall stockholders will tender their shares in the tender offer; the possibility that closing conditions to the transaction may not be satisfied or waived, including that required regulatory approvals may not be obtained in a timely manner, if at all; and the possibility that anticipated benefits of the transaction, including synergies, may not be realized. Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence except as required by law.

Notice to Investors

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer to buy shares of Southwall common stock is being made pursuant to an offer to purchase and related materials that Solutia and its wholly-owned subsidiary Backbone Acquisition Sub, Inc. will file with the Securities and Exchange Commission (SEC). Solutia and Backbone Acquisition Sub, Inc. will file a tender offer statement on Schedule TO with the SEC in connection with the commencement of the offer. Investors and security holders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Southwall with the SEC because they will contain important information. These materials will be sent free of charge to all stockholders of Southwall. In addition, these documents (and all other materials filed by Southwall or Solutia with the SEC) will be available at no charge on the SEC’s website at www.sec.gov. The Schedule TO, Schedule 14D-9 and related materials may be obtained for free from D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, Toll-Free Telephone: (800) 714-3313. In addition, a copy of the tender offer statement and certain other related tender offer documents may be obtained free of charge at www.solutia.com. A copy of the tender offer statement, the solicitation/recommendation statement and other related tender offer documents may also be obtained free of charge at www.southwall.com.

Additional Information about the Merger and Where to Find It

In the event that the proposed merger requires a vote of the stockholders of Southwall, Southwall will file a proxy statement and other relevant materials with the SEC pursuant to the terms of the definitive merger agreement by and among Solutia, Backbone Acquisition Sub, Inc. and Southwall. These documents (and all other materials filed by Southwall or Solutia with the SEC) will be available at no charge on the SEC’s website at www.sec.gov. A copy of the proxy statement (once it becomes available) may be obtained free of charge at www.southwall.com. Investors and security holders are urged to read the proxy statement and the other relevant materials when and if they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.

Southwall and its directors, executive officers and certain other employees may be deemed to be participants in the solicitation of proxies of Southwall stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Southwall’s executive officers and directors by reading Southwall’s proxy statement for its 2011 annual meeting of stockholders and its Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Additional information about the interests of potential participants will be included in the proxy statement and other relevant materials which may be filed with the SEC in connection with the proposed merger when and if they become available.

Source: Solutia Inc.

St. Louis

10/25/11